Execution Copy

AGREEMENT AND PLAN OF MERGER by and among MCW ENERGY GROUP LIMITED, MCW CA SUB, and GEOPETRO RESOURCES COMPANY Dated as of February 28, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF DEFINED TERMS

Page

Affiliate	28
Agreement	1
Alternative Proposal	40
Alternative Proposal Agreement	41
Anticorruption Laws	15
Anti-Takeover Statute	26
Assumed Option	8
Assumed Warrant	8
Authorizations	15
Board Recommendation	13
Book-Entry Shares	5
Business Day	2
California Permit	3
Certificate	4
Certificate of Merger	2
CGCL	1
Closing	1
Closing Date	2
Code	19
Common Share Exchange Ratio	4
Common Shareholder Consideration	4
Company	1
Company Common Shareholders	1
Company Common Stock	1
Company Employees	18
Company Equity Incentive Plans	8
Company Financing	49
Company Intellectual Property Rights	26
Company Material Adverse Effect	10
Company Option	8
Company Plan	18
Company Preferred Shareholders	1
Company Preferred Stock	1
Company Project Rights	22
Company Real Property	22
Company Requisite Vote	13
Company Schedule of Exceptions	10
Company SEC Reports	16
Company Securities	12
Company Shareholders	1
Company Shareholders Meeting	38
Company Stock Warrant	8

-v-

INDEX OF DEFINED TERMS
(continued)

Page

Company Termination Fee	52
Company-Registered Intellectual Property	26
Contract	14
Control	20
Costs	43
Dissenting Shares	7
Effective Time	2
Environmental Claims	27
Environmental Laws	27
Equity Award Exchange Ratio	9
ERISA	18
ERISA Affiliate	19
Exchange Act	14
Exchange Agent	5
Exchange Fund	5
Expenses	56
Fairness Hearing	3
FCPA	15
FINRA	14
Foreign Benefit Plan	21
GAAP	16
Governmental Authority	14
Indemnified Parties	43
Information Circular	39
Intellectual Property	27
IRS	19
Knowledge	17
Law	14
Liability	47
Liens	26
Listing	46
Listing Materials	46
Material Contract	28
Materials of Environmental Concern	27
Merger	1
Merger Consideration	4
Merger Sub	1
NLRB	21
NYSE MKT	46
Organizational Documents	11
Parent	1

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INDEX OF DEFINED TERMS
(continued)

Page

Parent Class A Preferred Shares	2
Parent Class B Preferred Shares	2
Parent Closing Price	9
Parent Common Shares	4
Parent Financing	45
Parent Intellectual Property Rights	34
Parent Material Adverse Effect	29
Parent Preferred Shares	2
Parent Reports	29
Parent Requisite Approval	31
Parent Schedule of Exceptions	29
Parent Securities	30
Parent Shareholders Meeting	38
Parent-Registered Intellectual Property	33
patents	27
Permit Application	25
Person	13
Preferred Share Exchange Ratio	4
Preferred Shareholder Consideration	4
Proceedings	18
Proxy Statement	14
Representatives	40
Run-Off Policy	43
SEC	2
Securities Act	3
Subsidiary	11
Superior Proposal	42
Surviving Corporation	1
Tax	6
Tax Returns	24
Taxes	6
Termination Date	50
TSX-V	9
TSX-V Approval	38
TSX-V Listing	46
TSX-V Listing Materials	46
Unit	36

-vii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2013 (this “Agreement”), by and among MCW Energy Group Limited, an Ontario corporation (“Parent”), MCW CA SUB, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and GeoPetro Resources Company, a California corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is fair to, and in the best interests of the Company and the holders of the common stock, no par value (the “Company Common Stock”), of the Company (the “Company Common Shareholders”, and the holders of the Series B preferred stock, no par value (the “Company Preferred Stock”) of the Company (the “Company Preferred Shareholders”, and together with the Company Common Shareholders, the “Company Shareholders”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of California (the “CGCL”), and the other transactions contemplated hereby, (ii) approved and declared advisable this Agreement in accordance with the CGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the approval, authorization and adoption of this Agreement by each of the Company Common Shareholders and the Company Preferred Shareholders; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and Parent, as the sole shareholder of Merger Sub, has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement providing for the Merger in accordance with the CGCL, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1                      The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2                      Closing; Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Merger (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 401 9th Street, N.W., Suite 1000, Washington, DC, as soon as practicable, but in no event later than the second Business Day (as hereinafter defined) after the satisfaction or waiver (to the extent permitted by Law (as hereinafter defined)) of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger with officers’ certificates for each of the Company and Merger Sub (collectively, the “Certificate of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of California, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the CGCL in connection with the Merger.  For purposes of this Agreement, the term “Business Day” means any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in Los Angeles, California.

Section 1.3                      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4                      Organizational Documents of Surviving Corporation and Parent.

(a)           Pursuant to the Merger, the articles of incorporation of the Company shall be amended and restated immediately after the Effective Time to be in the form of the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, except that the name of the Surviving Corporation shall be GeoPetro Resources Company and shall not be changed by Parent for a period of not less than twelve months after the Effective Time.

(b)           Pursuant to the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

(c)           Pursuant to the Merger (and subject to the Parent Requisite Approval (as hereinafter defined) and approval of the TSX-V (as hereinafter defined) and NYSE MKT (as hereinafter defined)), the articles of amalgamation of Parent shall be amended to create the designation of the preferred shares, without nominal or par value, of Parent in connection with the issuance of the Class A preferred shares, no par value, of Parent (the “Parent Class A Preferred Shares”) and the Class B preferred shares, no par value, of Parent (the “Parent Class B Preferred Shares” and together with the Parent Class A Preferred Shares, the “Parent Preferred Shares”) pursuant to Section 2.1, and to fix the relative rights, preferences, privileges, powers and restrictions of each such class.

Section 1.5                      Directors, Officers and Committee Members.

(a)           Pursuant to the Merger (and subject to the Parent Requisite Approval and approval of the TSX-V (as hereinafter defined) and NYSE MKT (as hereinafter defined)), the parties shall use their commercially reasonable efforts to provide, effective as of the Effective Time, that the directors of Parent and each of its Subsidiaries (including the Company) shall consist of the persons set forth on Exhibit A, attached hereto, under the heading “Directors”, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

(b)           Pursuant to the Merger (and subject to the Parent Requisite Approval and approval of the TSX-V (as hereinafter defined) and NYSE MKT (as hereinafter defined)), the parties shall use their commercially reasonable efforts to provide, effective as of the Effective Time, that the officers of Parent and each of its Subsidiaries (including the Company) shall consist of the persons (as applicable to each entity) set forth on Exhibit A, attached hereto, under the heading “Officers”, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

(c)           Pursuant to the Merger (and subject to the Parent Requisite Approval and approval of the TSX-V (as hereinafter defined) and NYSE MKT (as hereinafter defined)), the parties shall use their commercially reasonable efforts to provide, effective as of the Effective Time, that the members of the audit committee and compensation committee of Parent shall consist of the persons (as applicable to each committee) set forth on Exhibit A, attached hereto, under the heading “Committees”, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

Section 1.6                      Exemption From Registration; California Permit.  Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be issued in a transaction exempt from the prospectus requirement under applicable Canadian securities laws and registration under the United States Securities Act of 1933, as amended (“Securities Act”), by reason of Section 3(a)(10) thereof, and in accordance with applicable state securities laws.  Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be qualified under the CGCL, pursuant to Section 25121 thereof, after a fairness hearing has been held before the Commissioner of Corporations of the State of California pursuant to the authority granted by Section 25142 of such law (the “Fairness Hearing”). Each of Parent and the Company, shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the “California Permit”); (ii) to respond to any comments from the California Department of Corporations; and (iii) to obtain the California Permit as promptly as practicable thereafter.  As promptly as practical after the date of this Agreement and in accordance with applicable Blue Sky laws, Parent shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1                      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)           subject to Sections 2.3 and 2.6, each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined) and shares of Company Common Stock owned by Parent, Merger Sub and the Company), shall be converted into the right to receive, (i) 0.07840916 (the “Common Share Exchange Ratio”) validly issued, fully paid and non-assessable common shares of the Parent (“Parent Common Shares”), without nominal or par value, and (ii) 0.138485 validly issued, fully paid and non-assessable Parent Class B Preferred Shares (collectively, the “Common Shareholder Consideration”).  In accordance with Section 1.4(c), Parent’s articles of amalgamation shall be amended, substantially in the form of Exhibit B, attached hereto, to fix, effective as of the Effective Time, the rights, preferences, privileges, powers and restrictions of the Parent Class B Preferred Shares.

(b)           subject to Sections 2.3 and 2.6, each outstanding share of Company Preferred Shares issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as hereinafter defined) and shares of Company Preferred Stock owned by Parent, Merger Sub and the Company), shall be converted into the right to receive 0.07840916 (the “Preferred Share Exchange Ratio”) validly issued, fully paid and non-assessable Parent Class A Preferred Share (the “Preferred Shareholder Consideration” and together with the Common Shareholder Consideration, the “Merger Consideration”).  In accordance with Section 1.4(c), Parent’s articles of amalgamation shall be amended, substantially in the form of Exhibit B, attached hereto, to fix, effective as of the Effective Time, the rights, preferences, privileges, powers and restrictions of the Parent Class A Preferred Shares;

(c)           each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;

(d)           At the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such shares of Company Common Stock and/or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, as applicable, and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 2.1 and Section 2.3(f).

(e)              At the Effective Time, all shares of Company Common Stock and Company Preferred Stock that are owned by Parent, Merger Sub or the Company shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor.

Section 2.2                      Parent to Make Merger Consideration Available.  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock and Company Preferred Stock and non-certificated shares represented by book entry (“Book-Entry Shares”) for the Merger Consideration.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE 2, (i) certificates representing the Parent Common Shares and Parent Class A Preferred Shares and Parent Class B Preferred Shares, and (ii) cash in lieu of any fractional shares to be issued pursuant to Section 2.1 and paid pursuant to Section 2.3(f) in exchange for outstanding shares of Company Common Stock and Company Preferred Stock (other than Dissenting Shares) (the foregoing items (i) - (ii) are referred to collectively as the “Exchange Fund”).  Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock and Company Preferred Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock and Company Preferred Stock to the Exchange Agent.  Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

Section 2.3                      Exchange of Shares.

(a)           Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will, subject to Section 2.3(e), be entitled to receive one or more Parent Common Shares representing, in the aggregate, the number of Parent Common Shares that such holder has the right to receive pursuant to Section 2.1; provided, that for the period from the Effective Time until the six month anniversary thereof, each Certificate or Book-Entry Share representing one-half of the Parent Common Shares that such holder shall be entitled to receive pursuant to Section 2.1 shall contain the restrictive legend set forth on Exhibit C, attached hereto.  No interest shall be paid or accrued on any Merger Consideration or cash in lieu of fractional shares.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(b)           Each holder of shares of Company Preferred Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive one or more Parent Preferred Shares representing, in the aggregate, the number of Parent Preferred Shares that such holder has the right to receive pursuant to Section 2.1.  No interest shall be paid or accrued on any Merger Consideration.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)           No dividends or other distributions declared with respect to Parent Common Shares and Parent Preferred Shares shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE 2.

(d)           If any certificate representing Parent Common Shares or Parent Preferred Shares is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, foreign, provincial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(e)           After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock that were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares.  Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

(f)              Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrips representing fractional Parent Common Shares or Parent Preferred Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share of Parent Common Shares, Parent shall pay to each former holder of Company Common Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Closing Price (as hereinafter defined) by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) which such holder would otherwise be entitled to receive pursuant to Section 2.1.  In lieu of the issuance of any such fractional share of Parent Preferred Shares, Parent shall pay to each former holder of Company Preferred Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Closing Price (as hereinafter defined) by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) which such holder would be entitled to receive as a result of the conversion of the fraction of the Parent Preferred Stock such holder would otherwise be entitled to receive pursuant to Section 2.1.

(g)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the eighteen (18) month anniversary of the Effective Time shall be paid or delivered to Parent.  Any former shareholders of the Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for payment of the Merger Consideration and cash in lieu of any fractional shares, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holders of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificate pursuant to this ARTICLE 2.

Section 2.4                      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (“Dissenting Shares”), shall be entitled to receive payment of the “fair market value” of such Dissenting Shares (determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger) held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.1(a), of the certificate or certificates that formerly evidenced such Dissenting Shares.  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands.  The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.5                      Treatment of Options and Warrants.

(a)           Each holder of options to purchase shares of Company Common Stock (each, a “Company Option”) granted under any equity-based compensation plans of the Company (the “Company Equity Incentive Plans”) outstanding immediately prior to the Effective Time shall be permitted to elect for all or any portion of such Company Options to be exercised on a net basis by undertaking irrevocably to exchange the shares of Company Common Stock subject to such Company Options pursuant to Section 2.1(a) and, in connection with such exchange, by relinquishing a fraction of the aggregate Merger Consideration payable pursuant to Section 2.1(a) with respect to such shares of Company Common Stock corresponding to the quotient obtained by dividing (x) the sum of the per share exercise price of such Company Option and the per share amount of any required withholdings with respect to the exercise of such Company Option by (y) the estimated per share value of the Merger Consideration determined, solely for purposes of effectuating net exercises contemplated by this Section 2.5(a), by agreement of the Parties reasonably in advance of the Closing Date.  At the Effective Time, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (disregarding Company Options which the holder has elected to be exercised on a net basis pursuant to the first sentence of this Section 2.5(a)) shall be assumed by Parent and converted into an option (each, an “Assumed Option”) to acquire that number of Parent Common Shares (rounded to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (as defined below), and each such Assumed Option shall be exercisable at a price per Parent Common Share (which price per share shall be rounded up to the nearest whole cent) equal to the aggregate exercise price of such Company Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio. Each Assumed Option shall otherwise be subject to the same terms and conditions, in all material respects, as were applicable under the respective Company Option immediately prior to the Effective Time. The Company shall take all actions as are necessary under the Company Equity Incentive Plans, the agreements evidencing each such Company Option, and any applicable Law to effect the assumption of the Company Options upon the Effective Time, including, but not limited to, adopting all resolutions and giving all timely notices. The form and substance of any such resolutions and notices shall be subject to review and approval of Parent.

(b)           Effective as of the Effective Time, each then outstanding warrant to purchase Shares of Company Common Stock (each a “Company Stock Warrant”), granted (x) prior to the date of this Agreement, (y) pursuant to the Company Financing and the financing contemplated by Section 5.1(b) and (z) in connection with the conversion of notes payable and deferred compensation existing prior to the date of, and permitted by, this Agreement shall be assumed by Parent and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a warrant (an “Assumed Warrant”) to purchase (i) a number of Parent Common Shares equal to (A) the number of shares of Company Common Stock subject to such Company Stock Warrant immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio (as hereinafter defined) (rounded to the nearest whole share), and (ii) a number of Parent Class B Preferred Shares equal to (A) the number of shares of Company Common Stock subject to such Company Stock Warrant immediately prior to the Effective Time multiplied by (B) 0.138485 (rounded to the nearest whole share).  The exercise price of such Assumed Warrant shall be equal to (I) the exercise price at which such Company Stock Warrant was exercisable immediately prior to the Effective Time divided by (II) the Equity Award Exchange Ratio (rounded up to the nearest whole cent).  Except as otherwise provided herein, the Assumed Warrants shall be subject to the same terms and conditions as were applicable to the corresponding Company Stock Warrants immediately prior to the Effective Time.

(c)           Certain Defined Terms.

(i)           “Equity Award Exchange Ratio” shall mean an amount equal to 0.07840916.

(ii)           “Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of a Parent Common Share on the TSX Venture Exchange (“TSX-V”) for the five full trading days immediately preceding (but not including) the Effective Date.

Section 2.6                      Adjustments to Prevent Dilution

(a)           If, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Stock or Company Preferred Stock, as applicable, shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock issuance, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Common Share Exchange Ratio and the Preferred Share Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Common Share Exchange Ratio and  the Preferred Share Exchange Ratio and any other dependent item, as applicable, subject to further adjustment in accordance with this Section 2.6.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Common Share Exchange Ratio and the Preferred Share Exchange Ratio and any other similarly dependent items, as the case may be, be adjusted pursuant to this Section 2.6 for the issuance of any shares of Company Common Stock in connection with (i) the Company Financing (as hereinafter defined) and the financing contemplated by Section 5.1(b), (ii) the exercise of Company Options and Company Stock Warrants, and (iii) the conversion of Company Preferred Stock; provided, that the issuance by the Company in connection with such financings contemplated by clause (i) shall in no event exceed Twenty One Million Five Hundred Thousand (21,500,000) shares of Company Common Stock.

(b)           If, after the date hereof, and prior to the Effective Time, the issued and outstanding Parent Common Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock issuance, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Common Share Exchange Ratio and the Preferred Share Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Company Common Stock and Parent Preferred Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Common Share Exchange Ratio and the Preferred Share Exchange Ratio and any other dependent item, as applicable, subject to further adjustment in accordance with this Section 2.6.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Common Share Exchange Ratio and the Preferred Share Exchange Ratio and any other similarly dependent items, as the case may be, be adjusted pursuant to this Section 2.6 for the issuance by Parent of Parent Common Shares not exceeding Five Million Six Hundred Forty One Thousand Three Hundred Ninety Eight (5,641,398) Parent Common Shares in the aggregate.

Section 2.7                      Performance of Merger Sub.  Parent hereby unconditionally and irrevocably guarantees, and covenants and agrees with the Company, to be jointly and severally liable with Merger Sub for the due and punctual performance of each and every obligation of Merger Sub arising under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as identified in the Company SEC Reports (as hereinafter defined) (other than statements in the Risk Factors sections that do not relate to historical facts and are forward-looking in nature and provided that nothing disclosed in such Company SEC Reports shall be deemed to be a modification to or a qualification of the representations and warranties made in Section 3.3) or as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Schedule of Exceptions”), it being understood that each item in a particular section of the Company Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement except to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement:

Section 3.1                      Organization and Qualification.  The Company and each Subsidiary thereof is a corporation or other legal entity duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the assets, business, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic, market or industry-wide conditions, (ii) acts of war or terrorism or natural disasters, (iii) changes in any applicable Law or in accounting regulations or principles or the interpretations thereof, (iv) the public announcement or disclosure of this Agreement, or (v) any failure of the Company to meet projections or forecasts (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections or failures shall not be excluded); unless, in the case of clause (i), (ii) or (iii), such change, effect, event or occurrence has a materially disproportionate effect on the Company, taken as a whole, compared with other participants in the industries in which the Company and its Subsidiaries compete.   For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 3.2                      Articles of Incorporation and Bylaws.  Each of the Company and its Subsidiaries has heretofore furnished or otherwise made available to Parent a complete and correct copy of its Organizational Documents as in effect on the date hereof and all minutes of its Board of Directors since January 1, 2011.  The Organizational Documents of the Company and each of its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries.  The Company and each Subsidiary is in compliance with the provisions of its Organizational Documents in all material respects.  For purposes of this Agreement, the term “Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

Section 3.3                      Capitalization.

(a)           The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) shares of Company Common Stock and (ii) fifty million (50,000,000) shares of convertible preferred stock, of which (A) one million (1,000,000) shares are designated as Series A Convertible Preferred Stock, (B) five million (5,000,000) shares are designated as Series AA 8% Convertible Preferred Stock, and (C) seven million five hundred twenty three thousand (7,523,000) shares are designated as Company Preferred Stock.

(b)           As of the date immediately prior to the date hereof: (i) 48,181,074 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) an aggregate of 3,445,000 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Company Stock Options issued pursuant to the Company Equity Incentive Plans, (iii) an aggregate of 6,759,265 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants, (iv) zero (0) shares  of Company Common Stock were reserved for issuance upon the conversion of notes, (v) zero (0) Series A Convertible Preferred Stock were issued and outstanding, (vi) zero (0) shares of Series AA 8% Convertible Preferred Stock were issued and outstanding, and (vii) 5,370,027 shares of Company Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights.  Since the close of business on the date immediately prior to the date hereof, no options to purchase shares of Company Common Stock, Company Preferred Stock or any other equity interest have been granted and no shares of Company Common Stock, Company Preferred Stock or any other equity interest have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options.  Section 3.3(b) of the Company Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award, phantom right, warrant, convertible notes, and Company Stock Option outstanding under the Company Stock Plan or otherwise, the number of shares of Company Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto.  Unless disclosed on Section 3.3(b) of the Company Schedule of Exceptions, no other equity-based award, phantom right, warrant, note or Company Stock Option is outstanding under a Company Stock Plan or otherwise.

(c)           As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, and except as set forth on Section 3.3(c) of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or equity interests of the Company or its Subsidiaries or (C) options or other rights to acquire from the Company or its Subsidiaries, or any obligation of the Company or its Subsidiaries to issue, any capital stock, equity interests or securities convertible into or exchangeable for capital stock or equity interests of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or securities of the Company’s Subsidiaries; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company or its Subsidiaries to which the Company or its Subsidiaries is a party.

(d)           Except as set forth in Section 3.3(d) of the Company Schedule of Exceptions and for awards to acquire shares of Company Common Stock under any Company Equity Incentive Plan, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(e)           Section 3.3(e) of the Company Schedule of Exceptions sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person (as hereinafter defined) or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  For purposes of this Agreement, the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(f)              There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its securities or securities issuable upon exercise or conversion of such securities.

Section 3.4                      Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger to the approval of this Agreement by (i) the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock and (ii) the holders of at least a majority in combined voting power of the outstanding shares of Company Preferred Stock (the approval required by clauses (i) and (ii), the “Company Requisite Vote”), and the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL.  The Company Requisite Vote is the only vote required of the Company’s capital stock necessary in connection with the approval and consummation of the Merger.  No other vote of the Company Shareholders is necessary in connection with this Agreement, or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)           The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held unanimously (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement and the Merger, (iii) determined that the terms of the Merger are fair to and in the best interests of the Company Shareholders, and (iv) authorized the submission of this Agreement to the Company Shareholders for their approval and recommended that the Company Shareholders approve this Agreement (the “Board Recommendation”).

Section 3.5                      No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and authorizations set forth on Schedule 3.5(a) of the Company Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law (including common law), statute, code, ordinance, regulation, rule, consent agreement, order, constitution or treaty of any Governmental Authority (“Law”) applicable to the Company or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any material breach or violation of or constitute, in any material respect, a default (or an event which with notice or lapse of time or both would become a default), or (B) result in the loss of a material benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) except as set forth on Schedule 3.5(a) of the Company Schedule of Exceptions, result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties are bound.  For purposes of this Agreement, the term “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not require any consent, approval, authorization, order or permit of, action by, filing with or notification to, any Governmental Authority to be obtained or made by the Company, except for (i) applicable requirements of the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and state securities or Blue Sky Laws as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and thereby (including the proxy statement mailed to the shareholders of the Company and filed with the SEC (along with any amendments and supplements thereto, the “Proxy Statement”)), (ii) such filings as may be required under the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (iii) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, (iv) such filings as are required to obtain the California Permit in accordance with Section 1.6, (v) such filings as are required to obtain the approval of TSX-V and NYSE MKT, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6                      Compliance.

(a)           Except as set forth in Section 3.6(a) of the Company Schedule of Exceptions, each of the Company and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to the Company or any of its Subsidiaries or by which any of their properties are bound, and none of the Company or any of its Subsidiaries has been notified in writing by any Governmental Authority of any material violation, or any investigation with respect to any such Law.

(b)           The Company and its Subsidiaries have all material registrations, applications, licenses, requests for approvals, clearances, exemptions, permits and other regulatory authorizations (“Authorizations”) from and Governmental Authority required to conduct their businesses as now being conducted.  The Company and each of its Subsidiaries is in compliance, in all material respects, with all such Authorizations.  The Company has made available to Parent copies of all material Authorizations.

(c)           None of the Company, any of its Subsidiaries, or any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is, or has been since January 1, 2009, subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(d)           The Company and its Subsidiaries are in compliance with, and have been in compliance with since January 1, 2010, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and other applicable antibribery, fraud, kickback, and other anticorruption laws, rules, and regulations of any other country (together with the FCPA, the “Anticorruption Laws”). Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any director (or Person in a similar position), officer, agent or employee of the Company or any of its Subsidiaries has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (A) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority; or (B) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both (A) and (B) above in order to assist the Company or any of its Subsidiaries to obtain or retain business for, or direct business to the Company or any of its Subsidiaries, as applicable, and under circumstances which would subject the Company or any of its Subsidiaries to any liability under the FCPA or any of the Anticorruption Laws. The prohibition on indirect payments or commitments includes any situation where the Person making the payment knows, believes, or is aware of the possibility that the Person receiving the payment will pass the payment through, in whole or in part, to a foreign official in the circumstances set forth above.

(e)           The Company further represents and warrants, on behalf of itself and its Subsidiaries, that (A) they have not been found by a Governmental Authority or court to have violated the Anticorruption Laws and are not under investigation for any potential violation of the Anticorruption Laws; (B) they have not violated, and have no knowledge of any potential violations of, any of the Anticorruption Laws; (C) they have not committed any act that would constitute a violation of the Anticorruption Laws; (D) to its knowledge, no consultant, agent, intermediary, or other Person retained by the Company or its Subsidiaries has violated, or caused them to violate, the requirements of the Anticorruption Laws; (E) none of their officers, directors or, to its knowledge, their shareholders, beneficial owners, employees, or agents is a foreign official, and if the Company has knowledge that any such person becomes a foreign official, then the Company agrees to notify Parent promptly in writing; and (F) to its knowledge, neither the Company nor any officer, director, shareholder, beneficial owners, employee, agent, or Subsidiary has received any notice or other communication, in writing or otherwise, from a Governmental Authority regarding any actual, alleged, or potential violation of, or failure to comply with, the Anticorruption Laws.

Section 3.7                      SEC Filings; Financial Statements.

(a)           The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2010 (such documents filed since January 1, 2010, the “Company SEC Reports”).  Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, as of their respective dates, each of the Company SEC Reports complied as to form in all material respects (other than with respect to timeliness of filing) with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder.  Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions and except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(b)           The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports have been prepared in accordance with the generally accepted accounting principles in the United States, consistently applied (“GAAP”), in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in Shareholders’ equity for the periods indicated therein.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2010 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c)           The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e)  under the Exchange Act) as required by Rule 13a-15(a) and 15d-15(a)  under the Exchange Act, and the Company has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rule 13a-15(a) and 15d-15(a)  under the Exchange Act.

(d)           Except as set forth in Section 3.7(d) of the Company Schedule of Exceptions, since January 1, 2010, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)           Except as set forth in Section 3.7(e) of the Company Schedule of Exceptions, since January 1, 2010, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).  To the Knowledge (as hereinafter defined) of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.  The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  For purposes of this Agreement, the term “Knowledge” means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(f)           Except as set forth in Section 3.7(f) of the Company Schedule of Exceptions, the Company does not have any material liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.  Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

Section 3.8                      Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since December 31, 2011 and except as expressly contemplated by this Agreement, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, Company Stock Options in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan (as hereinafter defined); (e) any granting to any director, officer or employee of the right to receive any severance or termination pay; (f) any entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (h) any material change in a tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.

Section 3.9                      Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or governmental investigations (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Neither the Company or any of its Subsidiaries nor any of their properties or assets is or are subject to any material order, writ, judgment, injunction, decree or award.

Section 3.10                      Employee Benefit Plans.

(a)           Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Plan (as defined below).  As used herein, the term “Company Plan” means each employee benefit plan (within the meaning of Section 3(3) of the United States Employment Retirement Income Security Act of 1974, as amended (“ERISA“)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes to or for which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any ERISA Affiliate (collectively, the “Company Employees”).  The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all United States Internal Revenue Service (the “IRS”) determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, United States Department of Labor, or any other Governmental Authority with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans.  For purposes of this Section 3.10, the term Company includes any ERISA Affiliate.  The term “ERISA Affiliate” means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(b)           Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to each Company Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Shareholder, officer, director or employee of the Company or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans.  To the Knowledge of the Company, no Company Plan is presently under investigation, audit or examination by any Governmental Authority, and no matters are pending with respect to any Company Plan under any IRS program.

(c)           Each Company Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked.  Except as disclosed on Section 3.10(c) of the Company Schedule of Exceptions, the Company and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code.  To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code.  Each Company Plan has been timely amended to comply with applicable Law.

(d)           Except as set forth on Schedule 3.10(d) of the Schedule of Exceptions, the Company and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA.  None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA).  The Company and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control.  There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.  For purposes of this Agreement, the term “Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e)           The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan.  No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an “excess parachute payment” under section 280G of the Code.  The Company and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement.  No payments or benefits under any Company Plan or other agreement of the Company or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code.  The Company and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code.  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code.  Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code.  No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f)           With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the United States Social Security Act, the United States Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g)           The Company and each of its Subsidiaries have paid all amounts that the Company and each of its Subsidiaries are required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.

(h)           The Company and its Subsidiaries have made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(i)           Except as set forth on Schedule 3.10(i) of the Company Schedule of Exceptions, no benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such benefit and compensation arrangement, a “Foreign Benefit Plan”).  All Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any Governmental Authority and (ii) that are subject to a funding requirement under applicable Law are in material compliance with such requirement and with respect to all other Foreign Benefit Plans, reserves therefore have been established on the Closing Date financial statements in accordance with applicable accounting standards and based upon reasonable actuarial assumptions.  All contributions or other payments required to be made to or in respect of the Foreign Benefit Plans have been made.

Section 3.11                      Labor and Employment Matters.  Section 3.11(a) of the Company Schedule of Exceptions sets forth a list of all employment agreements that obligate the Company or any of its Subsidiaries to pay an annual base salary of $50,000 or more. The Company and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries.  Except as set forth in Section 3.11(b) of the Company Schedule of Exceptions, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the United States National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority.  There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification.  The Company and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority.  The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the United States Immigration Reform and Control Act.

Section 3.12                      Insurance.  All material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations are listed in Section 3.12 of the Company Schedule of Exceptions.  (a) All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and all premiums due and payable thereon have been paid in full; (b) the Company and its Subsidiaries are not in material breach or default, and the Company and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13                      Properties.

(a)           Section 3.13(a)(i) of the Company Schedule of Exceptions contains a complete and correct list of all real property owned or leased by the Company and its Subsidiaries (the “Company Real Property”).  The Company and its Subsidiaries have good and valid fee or leasehold interests in all Company Real Property, as the case may be, free and clear of any Liens (other than those Liens set forth on Section 3.13(a)(ii) of the Company Schedule of Exceptions).  With respect to all Company Real Property, there is not, under any leases thereof, any existing material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto.  The Company Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

(b)           All of the Company’s and its Subsidiaries’ oil and gas interests and rights (including any claims, exploration licenses, exploitation licenses, mineral leases, production sharing contracts, exploration permits, exploration and development wells, working interests in oil and natural gas leases and any similar interests and rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Company Project Rights”), are set forth on Section 3.13(b) of the Company Schedule of Exceptions.

(c)           Except as disclosed on Section 3.13(c) of the Company Schedule of Exceptions, either the Company or a Subsidiary of the Company is the sole legal and beneficial owner of all right, title and interest in and to, or has valid leasehold interests or contractual rights in, the Company Project Rights, free and clear of any Liens.

(d)           There is no adverse claim against or challenge to the title to or ownership of any of the Company Project Rights.

(e)           All of the Company Project Rights have been properly located and recorded in compliance with applicable Law.

(f)           The Company Project Rights are in good standing under applicable Law and, to the knowledge of the Company all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, royalties, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(g)           To the Company’s Knowledge, there is no existing default (or event that, with notice or lapse of time or both, would reasonably be expected to become a default) under any of the Company Project Rights.

(h)           Except as disclosed on Section 3.13(h) of the Company Schedule of Exceptions, there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or a Subsidiary’s interest in any of the Company Project Rights.

(i)           There are no material restrictions on the ability of the Company and its Subsidiaries to use, transfer or exploit any of the Company Project Rights, except pursuant to the applicable Law.

(j)           Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authorities of any revocation or intention to revoke any interest of the Company or a Subsidiary in any of the Company Project Rights.

(k)           All of the Company’s and its Subsidiary’s wells have been operated, produced, drilled and completed, if applicable, in compliance with applicable oil and gas licenses, leases, permits and applicable Laws.

(l)           All conditions on and relating to any of the Company Project Rights and the operations conducted thereon by or on behalf of the Company or any of its Subsidiaries are, and will be at Closing, in compliance with all applicable Laws.

Section 3.14                      Tax Matters.  Except as set forth in Section 3.14 of the Company Schedule of Exceptions:

(a)           Each of the Company and its Subsidiaries has timely filed all material Tax Returns (as hereinafter defined) required to be filed by it and each such Tax Return was complete and correct in all material respects at the time of filing.  Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. For purposes of this Agreement, the term “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(b)           No Tax Return of the Company or any of its Subsidiaries is under material audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries.  There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.  Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid.  Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(c)           There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company or any of its Subsidiaries, and no such request for an extension or waiver is currently pending.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority.  Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among the Company and its Subsidiaries).

(d)           Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any material liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(e)           No material Liens (as hereinafter defined) for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes set forth on Schedule 3.14(e) of the Company Schedule of Exceptions.

(f)           The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(g)           The Company and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(h)           During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

Section 3.15                      Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Statement or Information Circular, will, at the time such document is filed, at any time it is amended or supplemented or at the time it is first published, mailed or given to the Company Shareholders or Parent Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the application for issuance of the California Permit pursuant to which the parties shall apply for the Parent securities to be issued in the Merger to be qualified under the California Code (the “Permit Application”) will, at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code, at the time the qualification of such securities is effective under Section 25122 of the California Code or at any other time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time it is filed with the SEC, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the foregoing documents.

Section 3.16                      HSR.  As determined in accordance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, the Company and its Subsidiaries: (a) do not hold assets located in the United States having an aggregate fair market value in excess of US $70.9 million, and (b) did not have aggregate sales in or into the United States in excess of US $70.9 million in the Company’s most recent fiscal year.

Section 3.17                      Brokers.  Other than as identified in Section 3.17 of the Company Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be financially liable.  Prior to the date hereof, the Company has made available to Parent a true and correct copy of the engagement letter between the Company and any Person identified in Section 3.17 of the Company Schedule of Exceptions.

Section 3.18                      Takeover Statutes.  The Company has no “rights plan,” “rights agreement,” “poison pill” or similar plan or arrangement in effect.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the requirements of any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “business combination” or other anti-takeover laws and regulations of the CGCL, any Governmental Authority or contained in the Company’s articles of incorporation (collectively, the “Anti-Takeover Statute”).

Section 3.19                      Intellectual Property.  Section 3.19(a) of the Company Schedule of Exceptions sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered, patented or subject to an application for registration or patent (including the record owner of each such item, the application and registration date, and the jurisdictions where such Company-owned Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate) (the “Company-Registered Intellectual Property”).  The Company or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights”).  Except as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a)  the Company and its Subsidiaries, in the aggregate, are the exclusive owners of all right, title and interest in and to the Company-owned Intellectual Property, free and clear of all Liens; (b) the Company-Registered Intellectual Property is unexpired, subsisting and valid, (c) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property Rights or Company-Registered Intellectual Property and (ii) by the Company or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (d) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (e) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (f) the Company and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature.  For purposes of this Agreement, the term “patents” means United States and non-U.S.  patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 3.20                      Environmental Matters.

(a)           The Company and its Subsidiaries are not in violation, in any material respect, of any federal, state, local, provincial or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation, in any material respect, of any Environmental Laws.

(b)           There is no material claim, action or cause of action filed with a court or Governmental Authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice received by the Company or any of its Subsidiaries from any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location currently owned, leased or operated by the Company or any of its Subsidiaries (collectively, “Environmental Claims”), pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c)           Except as set forth in Section 3.20(c) of the Schedule of Company Exceptions, there are no past or present material actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation, in any material respect, of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d)           The Company is not subject to any pending or, to the Company’s Knowledge, threatened proceeding under Environmental Law to which a Governmental Authority is a party.

Section 3.21                      Contracts.

(a)           Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, the Company or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that, to the Company’s Knowledge, would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) containing covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area or to solicit or hire employees of another Person; (iii) involving the payment or receipt of material royalties or other material amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company or any of its Subsidiaries; (iv) relating to indebtedness for borrowed money of the Company or any Subsidiary thereof, together with any Contracts guaranteeing indebtedness of a third party, (v) containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries, or (vi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement.  Each such Contract described in clauses (i) through (vi) as well as each Contract listed in Section 3.21(a) or Section 3.21(b) of the Company Schedule of Exceptions is referred to herein as a “Material Contract”.

(b)           Each of the Material Contracts is valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect.  There is no material default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries.

Section 3.22                      Affiliate Transactions.  Except as otherwise disclosed in Section 3.22 of the Company Schedule of Exceptions, no executive officer or director of the Company or any Subsidiary thereof or any Person owning 5% or more of the shares of Company Common Stock or Company Preferred Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each an “Affiliate”) is a party to any Contract with or binding upon the Company or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC and that has not been disclosed in the Company SEC Reports.

Section 3.23                      Entire Business.  On the Closing Date, by virtue of the Merger, Parent and the Surviving Corporation will own and control, license and/or otherwise have the valid and legal right to use all of the assets or properties of any kind necessary for the conduct by the Company and its Subsidiaries of, the business of the Company and its Subsidiaries as currently conducted, including all of the assets and properties that generated any of the income shown on the income statements or were reflected on the balance sheets included in the Company’s most recent financial statements filed prior to the date hereof (excluding sales of assets in the ordinary course of business consistent with past practice).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by Parent on SEDAR) since January 1, 2010 (such documents filed since January 1, 2010, the “Parent Reports”) (other than statements in the Risk Factors sections that do not relate to historical facts and are forward looking in nature and provided that nothing disclosed in such Parent Reports shall be deemed to be a modification to or qualification of the representations and warranties set forth in Section 4.3) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Schedule of Exceptions”), it being understood that each item in a particular section of the Parent Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement except to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement:

Section 4.1                      Organization.  Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.  Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  “Parent Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the assets, business, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general economic, market or industry-wide conditions, (ii) acts of war or terrorism or natural disasters, (iii) changes in any applicable Law or in accounting regulations or principles or the interpretations thereof, (iv) the public announcement or disclosure of this Agreement, or (v) any failure of the Parent to meet projections or forecasts (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections or failures shall not be excluded); unless, in the case of clause (i), (ii) or (iii), such change, effect, event or occurrence has a materially disproportionate effect on Parent, taken as a whole, compared with other participants in the industries in which Parent and its Subsidiaries compete.

Section 4.2                      Articles of Incorporation and Bylaws.  Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the articles of amalgamation or incorporation, as applicable, and bylaws of Parent and its Subsidiaries and of Merger Sub, as in effect on the date hereof, and all minutes of the Board of Directors of Parent with respect to approval of the Merger and related transactions.  The articles of incorporation and the bylaws of Parent and of Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub.  Neither Parent nor Merger Sub is in violation of any provisions of its articles of incorporation or bylaws in any material respect.

Section 4.3                      Capitalization.

(a)           The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares, and (ii) an unlimited number of preferred shares, without nominal or par value.

(b)           As of the date immediately prior to the date of this Agreement: (i) 35,497,778 Parent Common Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; and (ii) zero Parent preferred shares were outstanding.  As of the date immediately prior to the date of this Agreement, an aggregate of 8,397,666 Parent Common Shares were reserved for issuance pursuant to outstanding convertible securities.  Section 4.3(b) of the Parent Schedule of Exceptions sets forth, as of the date specified thereon, each convertible security, the number of shares of Parent Common Stock issuable thereunder, and the expiration date and conversion price relating thereto.

(c)           As of the date of this Agreement, and except as set forth in clauses (a) and (b) of this Section 4.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other equity securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or equity securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, equity securities or securities convertible into or exchangeable for capital stock or equity securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity securities of Parent to which Parent is a party.

Section 4.4                      Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Parent as sole shareholder of Merger Sub has approved this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and, subject to the requisite approval by the holders of the outstanding Parent Common Shares pursuant to the provisions of the Business Corporations Act (Ontario) and the policies of the TSX-V of (i) the required amendments to Parent’s articles of amalgamation to effect the creation of the Parent Preferred Shares, (ii) the proposed changes to its board of directors (effective as of the Effective Time), (iii) a proposed new name (if desired by Parent), and (iv) a share consolidation (if desired by Parent) (the “Parent Requisite Approval”), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.5                      No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any material breach or violation of or constitute, in any material respect, a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a material benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and state securities or Blue Sky Laws as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and thereby (including the Proxy Statement), (ii) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, (iii) such filings as are required to obtain the California Permit in accordance with Section 1.6, (iv) such filings as are required by Canadian securities commissions (if any), (v) such filings as are required to obtain the approval of TSX-V and NYSE MKT, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.6                      Compliance.

(a)           Each of Parent and its Subsidiaries are in compliance, in all material respects, with all Laws applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and none of Parent or its Subsidiaries has been notified in writing by any Governmental Authority of any material violation, or any investigation with respect to any such Law.

(b)           Parent and its Subsidiaries have all material Authorizations from Governmental Authorities required to conduct their businesses as now being conducted. Parent and each Subsidiary is in compliance, in all material respects, with all such Authorizations.

Section 4.7                      Parent Filings; Financial Statements.

(a)           Parent is a “reporting issuer” or has equivalent status in each of the provinces of Alberta, British Columbia and Ontario within the meaning of applicable securities laws in such provinces and is not in material default of any requirement in relation thereto.  None of the applicable securities commissions, the TSX-V nor any other securities commission, stock exchange, or similar regulatory authority has issued any outstanding order preventing or suspending trading of any securities of the Parent.

(b)           The documents filed by the Parent with the securities commissions in Canada on SEDAR (i) did not at the time filed with the securities commissions or, as applicable, the time of becoming effective, contain any untrue statement of a material fact or omit any data or information required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) include all documents required to be filed in accordance with applicable Canadian securities laws with the securities commissions and the TSX-V and complied with applicable Canadian securities laws. The Parent has timely filed with the securities commissions all forms, reports, schedules, statements and other documents required to be filed by the Parent with the securities commissions, and all such forms, reports, schedules, statements and other documents complied in all material respects with all applicable Laws. The Parent has not filed a confidential material change report with securities commissions that is still subject to confidentiality.

(c)           The audited financial statements of Parent disclosed on SEDAR, including the notes and related auditor’s reports thereto, have been prepared in respect of the Parent and each of its Subsidiaries, in accordance with International Financial Reporting Standards, applied on a basis consistent with prior periods (except as disclosed therein) and fairly present in all material respects, the consolidated financial condition of Parent and each of its Subsidiaries, as applicable, as at the dates thereof and the results of the operations and the changes in the consolidated financial position of the Parent and the financial position of each of its Subsidiaries, as applicable, for the periods then ended.

(d)           Except as set forth in Section 4.7(d) of the Parent Schedule of Exceptions, Parent does not have any material liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent Reports , (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

(e)           To the knowledge of the Parent, the Parent’s and its Subsidiaries’ auditors, Hay & Watson, Chartered Accountants, are independent public accountants as required under applicable securities laws and there has never been a reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) between the Parent (or any of its Subsidiaries) and such auditors or, to the knowledge of the Parent or any of its Subsidiaries, any former auditors of the Parent or any of its Subsidiaries.

Section 4.8                      Internal Control Over Financial Reporting. To the knowledge of the Parent, except as disclosed in the Parent’s public disclosure record as filed on SEDAR on or prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Parent that are reasonably likely to adversely affect the ability of the Parent to record, process, summarize and report financial information, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Parent. Since September 30, 2012, the Parent has not received any (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of the Parent regarding questionable accounting or auditing matters.

Section 4.9                      Oil and Gas Properties.  All of Parent’s and its Subsidiaries’ oil and gas interests and rights (including any claims, exploration licenses, exploitation licenses, mineral leases, production sharing contracts, exploration permits, exploration and development wells, working interests in oil and natural gas leases and any similar interests and rights, in each case, either existing under contract, by operation of Law or otherwise) are set forth on Section 4.9 of the Parent Schedule of Exceptions.

Section 4.10                      Intellectual Property.  Section 4.10 of the Parent Schedule of Exceptions sets forth a list of all material Intellectual Property owned by Parent or any of its Subsidiaries that is registered, patented or subject to an application for registration or patent (including the record owner of each such item, the application and registration date, and the jurisdictions where such Parent-owned Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate) (the “Parent-Registered Intellectual Property”).  Parent or such Subsidiary owns or has the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 4.10 of the Parent Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by Parent and its Subsidiaries (collectively, the “Parent Intellectual Property Rights”).  Except as would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (a)  Parent and its Subsidiaries, in the aggregate, are the exclusive owners of all right, title and interest in and to the Parent-owned Intellectual Property, free and clear of all Liens; (b) the Parent-Registered Intellectual Property is unexpired, subsisting and valid, (c) there is no Proceeding pending, or to the Knowledge of Parent threatened, (i) alleging infringement, misappropriation, violation or dilution by Parent or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Parent Intellectual Property Rights or Parent-Registered Intellectual Property and (ii) by Parent or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (d) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of Parent, the Parent Intellectual Property Rights are not being infringed by any third party; (e) no Parent Intellectual Property Right will terminate or cease to be a valid right of Parent or any of its Subsidiaries by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the Merger; and (f) Parent and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.

Section 4.11                      Environmental Matters.

(a)           Parent and its Subsidiaries are not in violation, in any material respect, of any federal, state, local, provincial or foreign law, regulation, order, permit or other requirement relating to Materials of Environmental Concern, or otherwise relating to Environmental Laws, which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has Parent or any of its Subsidiaries received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is in violation, in any material respect, of any Environmental Laws.

(b)           There is no material claim, action or cause of action filed with a court or Governmental Authority, no investigation with respect to which Parent or any of its Subsidiaries has received written notice, and no written notice received by Parent or any of its Subsidiaries from any person or entity alleging any Environmental Claims, pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c)           Except as set forth in Section 4.11(c) of the Schedule of Parent Exceptions, there are no past or present material actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation, in any material respect, of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d)           Parent is not subject to any pending or, to Parent’s Knowledge, threatened proceeding under Environmental Law to which a Governmental Authority is a party.

Section 4.12                      Absence of Certain Changes or Events.  Except as set forth on Section 4.12 of Parent Schedule of Exceptions, since August 31, 2012, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13                      Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i)  the Proxy Statement or the Information Circular, will not, at the time such document is filed, at any time it is amended or supplemented or at the time it is first published, mailed or given to the Company’s Shareholders or Parent Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Permit Application shall, at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code or at any other time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Information Statement, at the date it is first mailed to the Parent Shareholders and at the time it is filed, will comply as to form in all material respects with applicable Law.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the foregoing documents.

Section 4.14                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.15                      Operations of Merger Sub.  Merger Sub is a wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.16                      Absence of Litigation.  Except as set forth in Section 4.16 of the Parent Schedule of Exceptions, there are no material Proceedings pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries.  Neither Parent or any of its Subsidiaries nor any of their properties or assets is or are subject to any material order, writ, judgment, injunction, decree or award.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1                      Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the date, if any, on which this Agreement is earlier terminated, except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, not in violation of any other provisions of this Section 5.1, the Company shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization and assets, and to preserve its and its Subsidiaries relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Schedule of Exceptions or as required by Law, the Company shall not and shall cause its Subsidiaries not to, without the prior written consent of Parent:

(a)           amend or otherwise change its Organizational Documents

(b)           issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with other stock-based awards in each case outstanding as of the date hereof, (ii) the issuance of shares of Company Common Stock upon a financing in an amount not to exceed $250,000 at a per unit (consisting of one share of Company Common Stock and a warrant to purchase one-half share of Company Common Stock with a warrant exercise price of $0.50 per share (“Unit ”)) price of not less than $0.10, in which the proceeds thereof will be used to fund general operating expenses) and (iii) the issuance of Company securities upon the Company Financing);

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with (i) the Company Financing and (ii) the forfeiture or exercise of equity-based awards and Company Stock Options in accordance with existing agreements or terms);

(e)           acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise) or enter into any new line of business;

(f)           sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g)           (i) enter into, renew, terminate or materially amend (A) any contract or arrangement, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on the Company or any of its Subsidiaries or (B) any joint venture, partnership or other similar arrangement or (ii) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K;

(h)           authorize any new capital expenditures or other similar expenditures;

(i)           incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person;

(j)           (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement; and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

(k)           make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)           materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;

(m)           agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought;

(n)           abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or

(o)           agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).

Section 5.2                      Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof until the Effective Time or the date, if any, on which this Agreement is earlier terminated, except as contemplated by this Agreement, as set forth in Section 5.2 of the Parent Schedule of Exceptions or as required by Law, or unless the Company shall otherwise consent in writing, the business of Parent and its Subsidiaries shall be conducted in its ordinary course of business and Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization and assets, and to preserve its and its Subsidiaries relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1                      Shareholder Meetings.

(a)           As soon as reasonably practicable following the date hereof the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting this Agreement (the “Company Shareholders Meeting”), (ii) include in the Proxy Statement the Board Recommendation and (iii) use its commercially reasonable efforts to obtain the Company Requisite Vote.  Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Company’s obligation in Section 6.1 to convene and hold the Company Shareholders Meeting.

(b)           As soon as reasonably practicable following the date hereof Parent, acting through its board of directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting (A) the required amendments to Parent’s articles of amalgamation to effect the issuance of the Parent Preferred Shares, (B) the proposed changes to its board of directors (effective as of the Effective Time), (C) a proposed new name (if desired by Parent), and (D) a share consolidation (if desired by Parent) (the “Parent Shareholders Meeting”), and (ii) use its commercially reasonable efforts to obtain the Parent Requisite Approval.  Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Parent’s obligation in Section 6.1 to convene and hold the Parent Shareholders Meeting.

(c)           As soon as reasonably practicable following the date hereof Parent, acting through its board of directors, shall (i) take all action necessary to make application to, and  use it commercially reasonable efforts obtain any requisite approval of, the TSX-V for the Merger and the other transactions contemplated by this Agreement, including but not limited to the TSX-V Listing, in accordance with the policies of the TSX-V (the “TSX-V Approval”), and (ii) use its commercially reasonable efforts to obtain the TSX-V Approval.

Section 6.2                      Proxy Statement; Information Circular.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement.  Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall not file the preliminary Proxy Statement or any related materials, or any amendment or supplement thereto or respond to any SEC comments without (i) providing Parent with a reasonable opportunity to review and comment thereon and (ii) including therein any comments reasonably proposed by Parent.  The Company shall use its commercially reasonable efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand.

(b)           As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and mail to its shareholders a management information circular relating to the Parent Requisite Approval to be obtained at the Parent Shareholders Meeting (the “Information Circular”).  The Company will cooperate with Parent in the preparation of the Information Circular.  Without limiting the generality of the foregoing, the Company will furnish to Parent the information relating to it required by the TSX-V and Canadian securities laws, rules and regulations to be set forth in the Information Circular.  Parent shall not mail the Information Circular or any related materials, or any amendment or supplement thereto without (i) providing the Company with a reasonable opportunity to review and comment thereon and (ii) including therein any comments reasonably proposed by the Company.  Parent shall cause the Information Circular to be promptly filed on SEDAR as reasonably practicable following mailing to Parent’s shareholders.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Circular which shall have become false or misleading.

Section 6.3                      Access to Information.  From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, each party shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of the other party reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the party and its Subsidiaries, and shall furnish the party with all financial, operating and other data and information as the party, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the party and its Subsidiaries.

Section 6.4                      Acquisition Proposals.

(a)           Except as expressly permitted by this Section 6.4, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives (as hereinafter defined) to, cease immediately any existing discussions or negotiations regarding any Alternative Proposal (as hereinafter defined). With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall use its commercially reasonable efforts to promptly require such Person or group to promptly return or destroy any non-public information furnished by or on behalf of the Company.  For purposes of this Agreement, the term “Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person and its Subsidiaries.

(b)           Subject to Section 6.4(c), the Company and its Subsidiaries will not, and the Company will cause its and its Subsidiaries’ Representatives not to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, directly or indirectly (i) solicit, initiate, knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in, a proposal or offer for, in a single transaction or series of related transactions, (A) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), (B) the direct or indirect acquisition of a 10% or greater interest of the outstanding Company Common Stock or Company Preferred Stock or the aggregate voting power of the Company or (C) the direct or indirect acquisition of 10% or more of the consolidated assets or assets representing 10% or more of the consolidated revenues (including, in each case, securities of the Company’s Subsidiaries) of the Company and its Subsidiaries (each, an “Alternative Proposal”), or (ii) engage or participate in any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) or negotiations (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) relating to, or which would reasonably be likely to lead to, any Alternative Proposal.

(c)           Following the date of this Agreement, if the Board of Directors of the Company receives a bona fide written Alternative Proposal prior to the Shareholders Meeting and if the receipt of such Alternative Proposal did not result from a breach of this Section 6.4, the Company or its Representatives may, if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the Alternative Proposal is, or would reasonably be expected to result in, a Superior Proposal (as hereinafter defined), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and (ii) participate in discussions or negotiations regarding such Alternative Proposal if, but only if, (A) in the case of either of the immediately preceding clauses (i) or (ii), the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in the case of the immediately preceding clause (i), the Company receives from such Person an executed confidentiality and standstill agreement containing customary terms and conditions, and such information is furnished to Parent as promptly as reasonably practicable after it has been furnished to such Person to the extent not previously furnished to Parent.

(d)           The Company shall promptly (and in any event within 48 hours after receipt), notify the Parent both orally and in writing of the receipt of any Alternative Proposal, any inquiries relating to an Alternative Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal.  The Company’s notice shall include (i) a copy of any Alternative Proposal made in writing and other written materials provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of such Alternative Proposal, inquiry or request, including the identity of the Person or group of Persons making the Alternative Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a current basis of the status or developments regarding any Alternative Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.

(e)           Except as set forth herein, the Board of Directors of the Company (or any committee thereof) will not (i) (A) change, qualify, withdraw or modify, or publicly propose to change, withdraw, modify or qualify, in a manner adverse to the Parent, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an Alternative Proposal or (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof, (ii) terminate, amend, waive, or exempt any Person or group from, the restrictions contained in any standstill agreements or any Anti-Takeover Statutes or otherwise cause any such restrictions therein not to apply (other than to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take any of such actions under this clause (ii) would be inconsistent with the directors’ fiduciary duties under applicable Law and is necessary to facilitate an Alternative Proposal in compliance with Section 6.4(c)), (iii) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement permitted under Section 6.4(c)) (each of the foregoing, an “Alternative Proposal Agreement”) or (iv) resolve, propose or agree to any of the foregoing; provided, however, if (A) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that a bona fide written Alternative Proposal received by the Company in compliance with Section 6.4(c) constitutes a Superior Proposal and (B) the Company and its Subsidiaries have complied in all material respects with this Section 6.4, prior to the Shareholders Meeting, then the Board of Directors of the Company may allow the Company or any of its Subsidiaries to enter into any Alternative Proposal Agreement with respect to such Superior Proposal and thereafter effect any transaction contemplated by such Superior Proposal; provided, further, however, that the Board of Directors of the Company may only take the actions described in the immediately preceding proviso if at such time the Company is permitted to terminate, and terminates, this Agreement pursuant to Section 8.1(f) concurrently with entering into such Alternative Proposal Agreement and pays the Company Termination Fee in compliance with Section 8.2(a)(ii) and if:

(i)           the Company shall have provided prior written notice to Parent and Merger Sub, at least four days in advance, of its or its Board of Director’s intention to take such actions, which notice shall specify the material terms of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Alternative Proposal;

(ii)           after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four-day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Board of Directors of the Company not to take such actions; and

(iii)           the Board of Directors of the Company shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 5:00 PM Eastern Time on the fourth day of such four-day period in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith after consultation with outside counsel that the Alternative Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect.

(f)           Nothing contained in this Section 6.4 will prohibit the Company from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) if, in the good faith judgment of the Board of Directors of the Company, failure to make such disclosure would be inconsistent with its obligations under applicable Law; provided, however, that neither the Board of Directors of the Company nor any committee thereof shall recommend that the shareholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) unless the applicable requirements of Section 6.4(e) shall have been satisfied.

(g)           As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of regionally recognized reputation and the Company’s outside counsel, is more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all of the terms and conditions of such Alternative Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by the Parent to the Company in writing in response to such Alternative Proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “10%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

Section 6.5                      Directors’ and Officers’ Indemnification and Insurance.

(a)           Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring or alleging to have occurred in such Indemnified Party’s capacity as an officer, director, fiduciary or agent of the Company, prior to the Effective Time, to the extent provided under applicable Law and the Company’s Organizational Documents as at the date hereof.  In the event of any such Proceeding, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Proceeding  from the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company’s Organizational Documents as at the date hereof; provided, that such Person execute and deliver an undertaking that such Person shall return such amounts to the Company if it is determined that such Person was not entitled to such funds.

(b)           Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in its articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Organizational Documents, which provisions shall not, except as required by applicable Law, be amended, repealed or otherwise modified in any matter that would adversely affect the rights thereunder of such individuals.

(c)           Prior to the Closing, the Company shall convert or purchase, from an insurer chosen by the Company and reasonably satisfactory to Parent, a run-off policy of directors’ and officers’ liability insurance at a cost of not more than 200% of the annual premium for the Company’s most recent policy year (the “Run-Off Policy”) covering the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company.  From and after the Closing Date until the sixth anniversary thereof, the Parent and the Company shall not take any action to cancel, amend or shorten the term of the Run-Off Policy.

(d)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 6.6                      Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger.

(b)           In the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, or any such transaction or the satisfaction of any condition set forth in ARTICLE 7, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.7                      Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party subject to compliance with applicable Law or rules of any securities exchange or securities market on which securities of the Company or Parent are listed or traded.

Section 6.8                      Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.2 impossible or unlikely.

Section 6.9                      Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.10                      Parent Financing; Certain Post-Closing Matters.

(a)           Prior to the Closing, the Company and its Subsidiaries shall provide to the Parent and Merger Sub, and shall use their commercially reasonable efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide to the Parent and Merger Sub, all cooperation that is reasonably requested by the Parent in connection with the issuance of additional equity or debt securities by Parent to complete a financing of approximately $20,000,000 (the “Parent Financing”), including: (i) participating in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and reasonably cooperating with the marketing efforts of the Parent and Merger Sub, in each case in connection with the Parent Financing; (ii) furnishing the Parent and Merger Sub as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by the Parent; (iii) assisting with the preparation of materials for offering documents, private placement memoranda and similar documents required in connection with the Parent Financing;  and (iv) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements.

(b)           In the event that the Parent Financing is consummated and Parent receives proceeds from such financing in an amount equal to or in excess of Five Million Dollars ($5,000,000) but less than Fifteen Million Dollars ($15,000,000), then following the Closing Parent shall provide funds to the Surviving Corporation to enable it to (i) seek to obtain the necessary permits and leases required for the Lokern Project in Kern County, California, (ii) seek to obtain the necessary permits required for the Swan Hills Project in Central Alberta, Canada, and (iii) fund reasonable general and administrative expenses.

(c)           In the event that the Parent Financing is consummated and Parent receives proceeds from such financing in an amount equal to or in excess of Fifteen Million Dollars ($15,000,000) but less than Twenty Million Dollars ($20,000,000), then following the Closing Parent shall provide funds to the Surviving Corporation to enable it to (i) seek to obtain the necessary permits and leases required for the Lokern Project in Kern County, California, (ii) seek to obtain the necessary permits required for the Swan Hills Project in Central Alberta, Canada, (iii) fund capital expenditures (in an amount not to exceed Three Million Dollars ($3,000,000)) in order to rework assets of the Surviving Corporation (provided that the cost of natural gas is equal to or in excess of $3.00 per thousand cubic feet), and (iv) fund reasonable general and administrative expenses.

(d)           In the event that the Parent Financing is consummated and Parent receives proceeds from such financing in an amount equal to or in excess of Twenty Million Dollars ($20,000,000), then following the Closing Parent shall provide funds to the Surviving Corporation to enable it to (i) seek to obtain the necessary permits and leases required for the Lokern Project in Kern County, California, (ii) seek to obtain the necessary permits required for the Swan Hills Project in Central Alberta, Canada, (iii) fund capital expenditures (in an amount not to exceed Five Million Dollars ($5,000,000)) in order to rework assets of the Surviving Corporation (provided that the cost of natural gas is equal to or in excess of $3.00 per thousand cubic feet), and (iv) fund reasonable general and administrative expenses.

Section 6.11                      Shareholder Actions.  The Company will give the Parent and Merger Sub the opportunity to participate in the defense of any shareholder litigation against the Company and its directors and officers relating to the transactions contemplated by this Agreement and the Merger and no settlement by the Company of any such litigation shall be agreed to without the Parent’s prior written consent.

Section 6.12                      Resignation of Directors.  At the Closing, the Company shall deliver to the Parent evidence reasonably satisfactory to the Parent of the resignation of all directors of the Company (other than those directors that will remain directors of the Surviving Corporation pursuant to Section 1.5) effective at the Effective Time.

Section 6.13                      Listing Matters.

(a)           As promptly as reasonably practicable following the date of this Agreement, the Company and its Representatives shall prepare and cause to be filed with the NYSE MKT LLC (“NYSE MKT”) an initial listing application and related materials (the “Listing Materials”) pursuant to which the Parent Common Shares, including the Parent Common Shares to be issued in the Merger, will be submitted for listing on the NYSE MKT (the “Listing”). Each of the Company and Parent shall use its commercially reasonable efforts to have the Listing approved by the NYSE MKT as promptly as practicable after such filing such that the Parent Common Shares will be listed immediately following the Effective Time and will trade on the NYSE MKT. Parent shall use its commercially reasonable efforts to furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by the Company in connection with the preparation and filing of the Listing Materials. Prior to filing the Listing Materials (or any amendment or supplement thereto) or responding to any comments of the NYSE MKT with respect thereto, each of the Company and the Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).

(b)           As promptly as reasonably practicable following the date of this Agreement, Parent and its Representatives shall prepare and cause to be filed with the TSX-V such materials (the “TSX-V Listing Materials”) as are required by the TSX-V to obtain approval for the listing on the TSX-V (the “TSX-V Listing”) of the Parent Common Shares to be issued in the Merger. Each of Parent and the Company shall use its commercially reasonable efforts to have the TSX-V Listing approved by the TSX-V as promptly as practicable after such filing such that the Parent Common Shares will be listed immediately following the Effective Time and will trade on TSX-V.  The Company shall use its commercially reasonable efforts to furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the TSX-V Listing Materials.  Prior to filing the TSX-V Listing Materials (or any amendment or supplement thereto) or responding to any comments of the TSX-V with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).

Section 6.14                      Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be reasonably necessary or advisable hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of the capital stock of the Company (including derivative securities) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.15                      Termination of Certain Related Party Agreements and Employment Contracts.

(a)           All Contracts or other arrangements between any Affiliate of the Company, on the one hand, and the Company and/or its Subsidiaries, on the other hand, shall be terminated on or prior to the Closing without any loss, Liability (as hereinafter defined) or expense of the Company or any of its Subsidiaries remaining thereunder, except for the settling of accounts as between such parties for periods prior to the Closing Date. For purposes of this Agreement, the term “Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(b)           Except as set forth on Section 6.15 of the Company Schedule of Exceptions, all employment Contracts between any employee of the Company, on the one hand, and the Company and/or its Subsidiaries, on the other hand, shall be terminated on or prior to the Closing without any loss, Liability (as hereinafter defined) or expense of the Company or any of its Subsidiaries remaining thereunder, so that as of the Effective Time each such employee will be employed at-will unless the Surviving Corporation or Parent has entered into a new employment agreement with such employee.  Parent will negotiate, in good faith, new employment agreements with each such employee, which shall include equity incentive arrangements commensurate with similarly situated officers of Parent.

Section 6.16                      Title Opinions. Following the date hereof, the Company and its Subsidiaries shall provide to the Parent and Merger Sub, and shall use their commercially reasonable efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide to the Parent and Merger Sub, all cooperation that is reasonably requested by the Parent in connection with Parent obtaining, at its cost and expense, favorable title opinions regarding the (i) Madisonville Project located in Madison County, Texas, (ii) Lokern Project located in Kern County, California and (iii) Swan Hills Project located in Alberta, Canada.  Parent will provide the Company with a copy of any such opinions obtained by Parent following the date hereof.

ARTICLE 7

CONDITIONS OF MERGER

Section 7.1                      Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           the Company Requisite Vote and the Parent Requisite Approval shall have been obtained;

(b)           no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any Governmental Authority which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.6;

(c)           any other regulatory approval or waiting period required in connection with the transactions contemplated by this Agreement, if the failure to obtain such approval or meet such waiting period would have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained or met and shall remain in full force and effect;

(d)           the Parent Common Shares shall have been included for listing on NYSE MKT, upon official notice of issuance; and

(e)           the Fairness Hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California.

Section 7.2                      Conditions to Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           there shall not have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(b)           (i) each of the representations and warranties of the Company set forth in this Agreement (other than in Sections 3.3 and 3.4) that is not qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made as of such date and each of the representations and warranties of the Company set forth in this Agreement (other than in Sections 3.3 and 3.4) that is qualified by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, “materially” or any similar qualification shall be true and correct as of the Closing Date as though made as of such date (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of the Company set forth in Sections 3.3 and 3.4 shall be true and correct as of the Closing Date (subject to any changes expressly permitted by this Agreement, including any shares Company Common Shares contemplated to be issued pursuant to the Company Financing and the financing contemplated by Section 5.1(b)) as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(c)           the Company shall have performed in all material respects each obligation and complied in all material respects with each agreement or covenant of the Company required to be performed or complied with by it under this Agreement;

(d)           the Parent shall have received a certificate executed on behalf of the Company by an officer of the Company, certifying that the conditions set forth in Sections 7.2(a) through (c) have been satisfied;

(e)           the Company Financing shall have been consummated on or before March 29, 2013 (unless extended by Parent, in its sole discretion).  For purposes of this Agreement, “Company Financing” means the issuance of additional Company securities (at a price per Unit of not less than $0.10) in connection with a financing by the Company of an amount equal to $1,900,000;

(f)           the Parent Common Shares shall have been included for listing on the TSX-V or the Toronto Stock Exchange, upon official notice of issuance; and

(g)           and the number of Dissenting Shares shall not exceed five percent (5.0%) of the outstanding shares of Company Common Stock and Company Preferred Stock.

Section 7.3                      Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           there shall not have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect;

(b)           (i)           each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Sections 4.3 and 4.4) that is not qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made as of such date and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” shall be true and correct as of the Closing Date as though made as of such date (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Parent and Merger Sub set forth in Sections 4.3 and 4.4 shall be true and correct as of the Closing Date (subject to any changes expressly permitted by this Agreement, including any share consolidation by Parent or any Parent Common Shares be issued as contemplated pursuant to Section 2.6) as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(c)           each of Parent and Merger Sub shall have performed in all material respects each obligation and complied in all material respects with each of their respective agreements or covenants required to be performed or complied with by it under this Agreement;

(d)           the Parent Common Shares shall have been included for listing on the TSX-V or the Toronto Stock Exchange, upon official notice of issuance; and

(e)           the Company shall have received a certificate executed on behalf of Parent by an officer of Parent, certifying that the conditions set forth in Sections 7.3(a)-(c) have been satisfied.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                      Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the Company Shareholders:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)           by either Parent or the Company prior to the Effective Time, if the Effective Time shall not have occurred on or before September 30, 2013 (the “Termination Date“); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)           by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured, if capable of cure, prior to the earlier of (i) thirty (30) days following notice of such breach to Parent and (ii) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.2;

(e)           by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in Sections 7.1 or 7.2 would not be satisfied and, in either such case, such breach shall not have been cured, if capable of cure, prior to the earlier of (i) thirty (30) days following notice of such breach to the Company and (ii) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.3;

(f)           by the Company, prior to the Shareholders Meeting, in order to enter into an Alternative Proposal Agreement in compliance with Section 6.4 that reflects a Superior Proposal; provided that (i) such Alternative Proposal Agreement did not result from a breach of Section 6.4 and (ii) the Company has paid the Company Termination Fee (as hereinafter defined) prior to or simultaneously with such termination;

(g)           by Parent if the Company Financing shall not have been consummated;

(h)           by either Parent or the Company if, upon a vote taken thereon at the Company Shareholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote; or

(i)           by either Parent or the Company if, upon a vote taken thereon at the Parent Shareholders Meeting or any postponement or adjournment thereof, the Parent Requisite Approval shall not have been obtained.

Section 8.2                      Certain Remedies.

(a)           Company Termination Fee.

(i)           If (A) this Agreement is terminated pursuant to Section 8.1(e), (B) any Person shall have made a bona fide Alternative Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 8.1, and (C) within twelve (12) months after the Termination Date, the Company or any of its Affiliates consummates an Alternative Proposal or enters into a definitive agreement with respect to an Alternative Proposal and (x) such Alternative Proposal is consummated or (y) an Alternative Proposal that is not the Alternative Proposal contemplated by such definitive agreement is consummated within 18 months after the Termination Date, then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee.

(ii)           If this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee.

(iii)           For the purpose of this Section 8.2(a), all references in the term Alternative Proposal to “10% or more” will be deemed to be references to “more than 50%”.

(iv)           The Company Termination Fee will be paid in the aggregate to the Parent’s designees by the Company in immediately available funds (A) in the case of Section 8.2(a)(i), within three Business Days after the date of the event giving rise to the obligation to make such payment and (B) in the case of Section 8.2(a)(ii), upon the earlier of (x) thirty (30) days after such termination of this Agreement and (y) the entry into such Alternative Proposal Agreement.

(v)           As used in this Agreement, “Company Termination Fee” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

(b)           Each of the parties hereto acknowledge and agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement.

Section 8.3                      Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or the Parent as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth, and subject to the limitations included, in Section 8.2 or this Section 8.3) on the part of the Parent, Merger Sub or the Company (or any Representative of any such party); provided, however, that the provisions of Sections 8.2, 8.3 and ARTICLE 9 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 8.3, nothing in this Section 8.3(a) shall relieve any party of any Liability for any breach by such party of this Agreement prior to the Effective Time.

(b)           Notwithstanding anything to the contrary in this Agreement, in the event that the Company Termination Fee is paid to the Parent (or its designees), payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent, Merger Sub and each of their respective Affiliates against the Company and any of their former, current and future Affiliates, and each of their respective directors, officers, employees or shareholders for any loss or damage based upon, arising out of or relating to this Agreement; and in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, while the parties may pursue a grant of specific performance, payment of the Company Termination Fee and any other remedy available to them, under no circumstances shall the Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee.  The reference to directors, officers, employees or shareholders in this Section 8.3(b) shall not be deemed to imply that any such person has any liability arising out of or relating to this Agreement as a result of such reference.

Section 8.4                      Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company Shareholders; provided, however, that, after approval of this Agreement by the Company Shareholders, no amendment may be made which by Law requires the further approval of the Company Shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5                      Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the Company Shareholders, no extension or waiver may be made which by Law requires the further approval of the Company Shareholders without such further approval.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1                      Non-Survival of Representations, Warranties, Covenants and Agreements.

(a)            None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 9.

(b)           Each of the parties is a sophisticated legal entity that was advised by knowledgeable counsel and, to the extent it deemed appropriate, other advisors in connection with this Agreement.  Accordingly, each of the parties hereby acknowledges that (i) no party has relied upon or will rely upon any document or written or oral information previously furnished or discovered by it or its representatives, other than this Agreement, the Company SEC Reports, the Parent Reports, the Company Schedule of Exceptions, the Parent Schedule of Exceptions, or any certificates delivered pursuant to this Agreement, and (ii) there are no representations and warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement or in the Company or Parent Schedule of Exceptions, as the case may be, or in any certificates delivered pursuant to this Agreement.

Section 9.2                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub:

MCW Energy Group Limited

344 Mira Loma Avenue

Glendale, CA 90212

Attention: Alex Blyumkin

Facsimile: 866-571-9613

with additional copies (which shall not constitute notice) to:

Troutman Sanders LLP

401 9th Street, N.W., Suite 1000

Washington, DC 20004

Attention: Thomas M. Rose

Facsimile: 757-687-1529

and

Garfinkle Biderman LLP Barristers & Solicitors

1 Adelaide Street East, Suite 801

Toronto, Ontario, Canada

M5C 2V9

Attention:  Robbie Grossman

Facsimile:  416-869-0547

(b)           if to the Company:

GeoPetro Resources Company

150 California Street, Suite 600

San Francisco, California 94111

Attention: Stuart J. Doshi

Facsimile:  415-398-9227

with an additional copy (which shall not constitute notice) to:

Greene Radovsky Maloney Share & Hennigh LLP

Four Embarcadero Center, Suite 4000

San Francisco, California 94111

Attention:  Joseph S. Radovsky

Adam P. Siegman

Facsimile: (415) 777-4961

Section 9.3                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 9.4                      Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions and the Parent Schedule of Exceptions constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

Section 9.5                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.5 which shall inure to the benefit of the Persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof.

Section 9.6                      Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to choice of law principles thereof).  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in the City and County of Los Angeles, California for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth herein shall be effective service of process for any such Proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.7                      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.8                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.9                      Specific Performance.  The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  It is accordingly agreed that, subject to the limitations set forth in Sections 8.2 and 8.3, in the event of a breach or threatened breach of this Agreement by the Company, each party shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.

Section 9.10                      Expenses.  Except as otherwise specifically provided in this Agreement, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, that, if Parent requests the Company to obtain a 51-101 Technical Report, Parent shall pay the reasonable costs associated therewith. As used in this Agreement, “Expenses” means, with respect to any Person, the fees and expenses of legal counsel, investment bankers, brokers, finders, financial advisors, accountants and other advisors (including any representatives of legal counsel, investment bankers, accountants or other advisors) incurred by or on behalf of such Person and its Affiliates prior to the Closing in connection with the preparation, execution and performance of this Agreement and the other transactions contemplated hereby.

Section 9.11                      Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  References to “this Agreement” shall include the Company Schedule of Exceptions and the Parent Schedule of Exceptions.   All references to dollars or “$” shall refer to United States dollars unless otherwise noted.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 9.12                      Waiver of Jury Trial.  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCW ENERGY GROUP LIMITED

By:	/s/ Aleksandr Blyumkin
Aleksandr Blyumkin
Chairman of the Board

MCW CA SUB

By:	/s/ Aleksandr Blyumkin
Aleksandr Blyumkin
Chief Executive Officer

GEOPETRO RESOURCES COMPANY

By:	/s/ Stuart J. Doshi
Stuart J. Doshi
President and Chief Executive Officer

 Signature Page to Agreement and Plan of Merger

Exhibit A

Directors

Alex Blyumkin

Jerry Bailey

Stuart J. Doshi

Robert Phills

Jim Fuller

Steven Powers

David G. Anderson

Christopher T. Czuppon

Officers

MCW Energy Group Limited

Chairman – Alex Blyumkin

Chief Executive Officer – Jerry Bailey

Chief Financial Officer – Warren Dillard

Secretary – Robbie Grossman

GeoPetro Resources Company

President – Stuart J. Doshi

Vice President of Finance – Dale Dvoracek

Vice President of Exploration – David V. Creel

Corporate Secretary – Virginia Sy

MCE Fuels, Inc.

President – David Sutton

Chief Operating Officer – Sami Dabbas

MCW Oil Sands, LLC

President – Jerry Bailey

Chief Technology Officer – Vlad Podlipsky

Committees

Audit Committee of MCW Energy Group Limited

Jim Fuller

Steven Powers

Christopher T. Czuppon

Compensation Committee of MCW Energy Group Limited

Jim Fuller

Steven Powers

David G. Anderson

Exhibit B

1A

2.      The authorized capital of the Corporation is hereby amended to delete the authorized but unissued Preferred Shares and to provide that the Corporation shall be authorized to issue up to 421,059 Class A Preferred Shares without nominal or par value, an unlimited number of Class B Preferred Shares without nominal or par value, and an unlimited number of Common Shares without nominal or par value.

3.     The rights, privileges, restrictions and conditions (if any) attaching to each class of shares is hereby amended to provide as follows:

Class A Preferred Shares

A.      Dividends.

The holders of Class A Preferred Shares shall be entitled to receive cumulative dividends at the rate of $US0.765 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable not later than forty-five (45) days after the end of each calendar quarter, with respect to each quarter during which any shares of Class A Preferred Shares are outstanding on the last day thereof. Any such dividends not paid when due shall be accrued and shall accumulate until paid.

B.     Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Class B Preferred Shares or Common Shares, the amount of $US9.565 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares, but no more. If the assets and funds available for distribution to the holders of the Class A Preferred Shares shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Class A Preferred Shares.

C.     Voting Rights.

Each holder of shares of Class A Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Shares into which such shares of Class A Preferred Shares could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Shares (except as required by law) voting together with any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Class A Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

1B

D.     Conversion.

The holders of the Class A Preferred Shares shall have conversion rights as follows:

(1)      Automatic Conversion.

Each Class A Preferred Share shall automatically be converted into Common Shares at the Class A Conversion Ratio (defined below), upon the first trading day after the reported high selling price for the Common Shares, on any international, national or regional securities exchange or inter-dealer quotation system including, but not limited to, NASDAQ, the Pink Sheets or the Over-the-Counter Bulletin Board, is at least $US19.13 per share for any ten (10) consecutive trading days. On the effective date of the conversion pursuant to this subsection (1), the Class A Preferred Shares shall automatically be converted into Common Shares, and the rights of any holder of such Class A Preferred Shares shall terminate with respect thereto, except such holder shall have the right to cash payable for: (i) any fractional Common Share, pursuant to subsection (3) below; and (ii) if such conversion occurs not later than one year after the date the holder was issued Class A Preferred Shares (the "Anniversary Date"), any dividends on the holder's share of Class A Preferred Shares declared and accrued but unpaid prior to said conversion, plus such additional dividends as would have been required to be declared pursuant to Paragraph A above through the holder's Anniversary Date had such conversion not occurred, which shall be paid on the Anniversary Date.

(2)      Conversion at the Option of the Holder.

Shares of Class A Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such shares, into shares of fully paid and non-assessable Common Shares of the Corporation, at the Class A Conversion Ratio.

(3)      Cash Payment.

No fractional Common Shares shall be issued upon the conversion of Class A Preferred Shares. If any fractional interest in a Common Share would be deliverable upon the conversion of any Class A Preferred Shares, the Corporation shall, in lieu of delivering the fractional share thereof, adjust such fractional interest by payment to the holder of such converted Class A Preferred Shares of an amount in cash (computed to the nearest cent) equal to the current fair value of such fractional interest.

(4)      Mechanics of Conversion.

Any holder of Class A Preferred Shares who wishes to convert all or part of such shares into Common Shares shall surrender the certificates evidencing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Class A Preferred Shares, and shall give written notice to the Corporation at such office stating that such holder elects to convert the same and the name or names in which the holder wishes the certificate or certificates for Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Shares, or to such holders nominee or nominees, certificates for the number of full Common Shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share as herein provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificates representing the Class A Preferred Shares to be converted, and the person or persons entitled to receive the

1C

Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of said date.

E.     Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Shares.

The conversion ratio for the conversion of each share of Class A Preferred Shares into Common Shares (the "Class A Conversion Ratio") initially shall be one-to-one (1:1). In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Shares payable in Common Shares or in any right to acquire Common Shares for no consideration, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by stock split, reclassification or otherwise than by payment of a dividend in Common Shares or in any right to acquire Common Shares), or in the event the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise into a lesser number of Common Shares, then the Class A Conversion Ratio for the Class A Preferred Shares in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Shares payable in any right to acquire Common Shares for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Shares in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Shares. If the Corporation shall issue additional Common Shares as a dividend, such additional shares shall be deemed to have been issued on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

F.     Redemption.

(1)      The Corporation may, at any time, redeem in cash, from any funds legally available for such purpose, any or all outstanding Class A Preferred Shares. If less than all of the Class A Preferred Shares are to be redeemed, the redemption shall be on a pro rata basis. The Corporation shall effect redemption by paying cash in an amount equal to $US9.565 per share of Class A Preferred Shares (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares (the "Redemption Price").

(2)      At least thirty (30) days prior to any redemption date, the Corporation shall mail a notice, first class postage prepaid, to each holder of record of Class A Preferred Shares as of the close of business two (2) business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder (the "Redemption Notice"). The Redemption Notice shall specify the number of shares to be redeemed from such holder, the redemption date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such shares to be redeemed. On or after a redemption date, each holder of Class A Preferred Shares to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Nothing herein shall be deemed to prevent a holder of Class A Preferred Shares from converting all or part of such holder's shares into Common Stock in accordance with the terms of Paragraph D (1) above at any

                  1D

time prior to a redemption date covering such shares, and the provisions of this Paragraph F shall not apply to any shares so converted.

(3)      From and after the redemption date, unless there has been a default in payment of the Redemption Price, the Class A Preferred Shares designated for redemption in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

G.     Reservation of Shares.

The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Class A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all Class A Preferred Shares from time to time outstanding.

H.     Record Date.

If: (i) the Corporation shall set a record date for the purpose of entitling the holders of its Common Shares to receive a dividend, or any other distribution, payable otherwise than in cash; (ii) the Corporation shall set a record date for the purpose of entitling the holders of Common Shares to subscribe for or purchase any shares of any class or to receive any other rights; (iii) there shall occur any capital reorganization of the Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding Common Shares), consolidation or merger of the Corporation with or into another entity, or conveyance of all or substantially all of the assets of the Corporation to another person; (iv) there shall occur a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Class A Preferred Shares, at least 10 days prior to the date hereinafter specified, a notice stating (i) the record date for the purpose of such dividend, distribution, or rights, or (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of record of Common Shares shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

1E

Class B Preferred Shares

A.      Dividends.

The holders of Class B Preferred Shares shall be not be entitled to receive any dividends.

B.     Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class B Preferred Shares shall not be entitled to receive any of the assets or funds of the Corporation. Any Class B Preferred Shares that are not eligible for conversion into Common Shares in accordance with paragraph D below after the issuance of the financial statements for the Corporation's Subsidiary GeoPetro Resources Company (“GeoPetro”) for the GeoPetro Fiscal Period as defined below ending December 31, 2018, shall be automatically cancelled without any payment of any nature or kind whatsoever to the holders of such Class B Preferred Shares.

C.     Voting Rights.

The holders of the Class B Preferred Shares shall not be entitled as such (except as hereinafter specifically provided and except as otherwise provided by the Business Corporations Act (Ontario), to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting; the holders of the Class B Preferred Shares shall, however, be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation under Section 237 of the Business Corporations Act (Ontario) or the sale, lease or exchange of all or substantially all of the property of the Corporation other than in the ordinary course of business under subsection 184 (3) of the Business Corporations Act (Ontario).

D.     Conversion.

The holders of the Class B Preferred Shares shall have conversion rights as follows:

(1)     Automatic Conversion.

For purposes of the Automatic Conversion of Class B Preferred Shares into Common Shares, the EBITDA of GeoPetro, ("GeoPetro EBITDA") shall be calculated in accordance with generally accepted accounting principles as historically followed by GeoPetro, consistently applied, and shall be determined by the Auditors of the Corporation in conjunction with the preparation of the annual financial statements for GeoPetro. On or prior to the date the Auditors of the Corporation certify the consolidated financial statements of the Corporation for any fiscal period of the Corporation in which occurs a GeoPetro Fiscal Period, the Auditors shall prepare a certification of the GeoPetro EBITDA and a statement of the eligibility, if any, of Class B Preferred Shares for conversion into Common Shares in accordance with the schedule set out below that shall be final and binding on all parties concerned. All dollar amounts shall be calculated in United States Dollars and all references to ten (10%) percent of the Class B Preferred Shares shall refer to the original number of Class B Preferred Shares issued to the shareholders of GeoPetro at the closing (“Closing”) of the merger transaction between a subsidiary of the Corporation and GeoPetro.

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The Class B Preferred Shares shall automatically be converted into Common Shares at the Class B Conversion Ratio (defined below), upon the first trading day after the filing with the Securities and Exchange Commission in the United States and with any applicable securities commissions in Canada of any consolidated financial statements for the Corporation for any fiscal period of the Corporation in which occurs a GeoPetro Fiscal Period as defined below for which the Auditors have certified the eligibility, if any, of Class B Preferred Shares for conversion into Common Shares in accordance with the schedule set out below (the "Auditor's Certification") for any of the five (5) fiscal years of GeoPetro ending December 31, 2018 (the "GeoPetro Fiscal Period") commencing with the GeoPetro Fiscal Period ending December 31, 2014 and ending with the GeoPetro Fiscal Period ending December 31, 2018 in accordance with the following schedule. Ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Five Hundred Thousand ($US500,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of One Million ($US1,000,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of One Million Five Hundred Thousand ($US1,500,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Two Million ($US2,000,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Two Million Five Hundred Thousand ($US2,500,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Three Million ($US3,000,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Three Million Five Hundred Thousand ($US3,500,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Four Million ($US4,000,000.00) Dollars. An additional ten (10%) percent of the Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Four Million Five Hundred Thousand ($US4,500,000.00) Dollars. All of the remaining Class B Preferred Shares held by any shareholder shall be automatically converted into Common Shares the first time that any Auditor's Certification certifies GeoPetro EBITDA for any GeoPetro Fiscal Period is in excess of Five Million ($US5,000,000.00) Dollars.

On the effective date of the conversion pursuant to this subsection (1), all of the Class B Preferred Shares that are eligible for conversion in accordance with the foregoing schedule shall automatically be converted into Common Shares, and the rights of any holder of such Class B Preferred Shares shall terminate with respect thereto, except such holder shall have the right to cash payable for any fractional Common Share, pursuant to subsection (2) below.

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(2)     Cash Payment.

No fractional Common Shares shall be issued upon the conversion of Class B Preferred Shares. If any fractional interest in a Common Share would be deliverable upon the conversion of any Class B Preferred Shares, the Corporation shall, in lieu of delivering the fractional share thereof, adjust such fractional interest by payment to the holder of such converted Class B Preferred Shares of an amount in cash (computed to the nearest cent) equal to the current fair value of such fractional interest determined by reference to the then current trading price of the Corporation’s outstanding Common Shares.

(3)      Mechanics of Conversion.

Any holder of Class B Preferred Shares who is entitled to convert all or part of such shares into Common Shares shall surrender the certificates evidencing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Class B Preferred Shares, and shall give written notice to the Corporation at such office stating that such holder is entitled to convert the same and the name or names in which the holder wishes the certificate or certificates for Common Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Preferred Shares, or to such holder's nominee or nominees, certificates for the number of full Common Shares to which such holder shall be entitled and certificates for the remaining number of Class B Preferred Shares held by the holder, together with cash in lieu of any fraction of a share as herein provided. Such conversion shall be deemed to have been made effective as of the first trading day after the filing with the Securities and Exchange Commission in the United States and with any applicable securities commissions in Canada of the Auditor’s Certification for any fiscal period of the Corporation in which occurs a GeoPetro Fiscal Period for which the Auditors have certified to the achievement of one or more of the GeoPetro EBITDA targets set forth above, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of said date..

E.     Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Shares.

The conversion ratio for the conversion of each share of Class B Preferred Shares into Common Shares (the "Class B Conversion Ratio") initially shall be one-to-one (1:1). In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Shares payable in Common Shares or in any right to acquire Common Shares for no consideration, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by stock split, reclassification or otherwise than by payment of a dividend in Common Shares or in any right to acquire Common Shares), or in the event the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise into a lesser number of Common Shares, then the Class B Conversion Ratio for the Class B Preferred Shares in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Shares payable in any right to acquire Common Shares for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Shares in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Shares. If the Corporation shall issue additional Common Shares as a dividend, such additional shares shall be deemed to have been issued on the day next succeeding the record date for

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the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

F.     Reservation of Shares.

The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Class B Preferred Shares, the full number of Common Shares deliverable upon the conversion of all Class B Preferred Shares from time to time outstanding.

G.     Record Date.

If: (i) the Corporation shall set a record date for the purpose of entitling the holders of its Common Shares to receive a dividend, or any other distribution, payable otherwise than in cash; (ii) the Corporation shall set a record date for the purpose of entitling the holders of Common Shares to subscribe for or purchase any shares of any class or to receive any other rights; (iii) there shall occur any capital reorganization of the Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding Common Shares), consolidation or merger of the Corporation with or into another entity, or conveyance of all or substantially all of the assets of the Corporation to another person; (iv) there shall occur a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Class B Preferred Shares, at least 10 days prior to the date hereinafter specified, a notice stating (i) the record date for the purpose of such dividend, distribution, or rights, or (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of record of Common Shares shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

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Common Shares

The Common Shares have attached thereto the following rights, privileges, restrictions and conditions:

A.     Dividends

Subject to the prior rights of any holders of Class A Preferred Shares, the holders of the Common Shares shall be entitled, out of the moneys of the Corporation properly applicable to the payment of dividends, to dividends at such rate as may be declared by the directors from time to time.

B.     Liquidation

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Common Shares shall be entitled to receive, subject to the prior rights of the holders of any Class A Preferred Shares, the remaining property of the Corporation.

C.      Voting

The holders of the Common Shares shall be entitled to one (1) vote for each common share held at all meetings of shareholders.

4.     The Articles of the Corporation are hereby amended to consolidate the * (*) issued and outstanding common shares of the capital stock of the Corporation into * (*) issued and outstanding common shares on the basis of one (1) consolidated common share for each * (*) original common shares.

Exhibit C

“THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE.

(INSERT THE DATE THAT IS SIX (6) MONTHS AFTER THE EFFECTIVE TIME).”